Immediate Release
Contact
Ken Lamb
248.754.0884

BORGWARNER DECLARES QUARTERLY DIVIDEND

Auburn Hills, Michigan, February 11, 2015 - The board of directors of BorgWarner Inc. (NYSE: BWA) declared a quarterly cash dividend of $0.13 per share of common stock. The dividend is payable on March 16, 2015 to shareholders of record on March 2, 2015.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 58 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

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